BRADLEY C. BURNINGHAM
                         Attorney at Law
                     455 East 500 South, #205
                    Salt Lake City, Utah 84111
                    Telephone: (801) 363-7411
                       Fax: (801) 355-7126





December 1, 2003



Jeffrey Kohutka
344 East 62nd Street, Apt. 11
New York, NY 10021-8268

Re: Issuance of compensatory shares of common stock of Oak Ridge Micro-Energy, Inc., a Colorado corporation (the "Company"), to Jeffrey Kohutka, Consultant, to be registered on Form S-8 of the Securities and Exchange Commission

Dear Mr. Kohutka:

          I represent, with Branden T. Burningham, Esq., the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to you under a written Letter Agreement to be prepared by this office, a copy of which is attached hereto.

          Everyone involved is aware that I am the son of Leonard W.
Burningham, Esq.   I have prepared a brief Memorandum of the most recent
amendments of the Securities and Exchange Commission to this Form S-8, and have enclosed a copy thereof for your review.

          Please review this Memorandum and if true and correct, sign the enclosed representation letter I have prepared based upon our discussions.

               Copies of the Company's 10-KSB Annual Report for the year ended December 31, 2002, and all other reports filed by the Company with the Securities and Exchange Commission for the past twelve months can be accessed on the website of the Securities and Exchange Commission at www.sec.gov in the Edgar Archives. If you do not have access to a computer and the internet, please advise me in writing and copies will be provided to you.

          Thank you very much.

                                   Yours very sincerely,



                                   Bradley C. Burningham

BCB/sr
Enclosures
cc:  Oak Ridge Micro-Energy, Inc.